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On April 25, 2018, HomeStreet, Inc. (“HMST” or the “Company”) posted an audio recording and transcript of the Company’s first quarter 2018 earnings call to the Company’s website at www.homestreet.com in the section “Investor Relations.” A copy of the transcript of this call is set forth below.

HomeStreet, Inc.
Q1 2018 Earnings
April 24, 2018 at 1:00 PM Eastern

CORPORATE PARTICIPANTS Mark Mason - Chief Executive Officer Mark Ruh - Chief Financial Officer

PRESENTATION

Operator
Good morning, and welcome to the HomeStreet, Inc. First Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today's presentation, there will be an opportunity to ask questions. To ask a question you may press star (*), then one (1) on your telephone keypad. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Mark Mason, CEO. Please go ahead.

Mark Mason
Hello, and thank you for joining us for our first quarter 2018 earnings call. Before we begin, I would like to remind you that our detailed earnings release was furnished yesterday to the SEC on Form 8-K and is available on our website at ir.homestreet.com under the News and Market Data link. In addition, a recording and a transcript of this call will be available at the same address following the call.

On today's call, we will make some forward-looking statements. Any statement that isn't a description of historical fact is probably forward-looking and is subject to many risks and uncertainties. Our actual performance may fall short of our expectations, or we may take actions different than those we currently anticipate. Those factors include conditions affecting the mortgage market such as changes in interest rates and housing supply that affect the demand for our mortgages and that impact our net interest margin and other aspects of our financial performance, the actions, findings or requirements of our regulators; and general economic conditions that affect our net interest margins, borrower credit performance, loan origination volumes, and the value of mortgage servicing rights. Other factors that may cause actual results to differ from our expectations or that may cause us to deviate from our current plans are identified in our detailed earnings release and in our SEC filings, including our most recent Annual Report on Form 10-K as well as our various other SEC filings.

Additionally, information on any non-GAAP financial measures referenced in today's call, including a reconciliation of those measures to GAAP measures, may be found in our SEC filings and in the detailed earnings release available on our website. Please refer to our detailed earnings release for more discussion of our financial condition and results of operations.

I would like to inform you that the company, its Directors, and certain of its executive officers are participants in the solicitation of proxies from the company's shareholders in connection with the company's 2018 annual meeting of shareholders. The company filed and mailed a definitive proxy statement and proxy card with the SEC in connection with its solicitation of proxies for the 2018 annual meeting. Shareholders of the company are strongly encouraged to read the proxy statement, the accompanying proxy card, and all other documents filed with the SEC carefully and in their entirety as they contain important information.

Information regarding the identity of the company's participants and their direct or indirect interest via security holdings or otherwise is set forth in the proxy statement and other materials filed by the company with the SEC, which can be found for free on the company's website www.homestreet.com in the section Investor Relations or through the SEC's website at www.sec.gov. We will not take questions regarding or comment on the proxy contest with Blue Lion Capital on this call.

Joining me today is our Chief Financial Officer, Mark Ruh. In just a moment, Mark will present our financial results, but first I would like to give an update on the results of operations and review our progress in executing our business strategy. In the first quarter of 2018, we met many challenges. The limited supply of new and resale housing has become acute and has now become a nationwide phenomenon with many markets experiencing the lowest historic levels of new and resale housing ever observed. The yield curve has flattened considerably to near historic lows. We have experienced higher levels of negative convexity in our servicing portfolio and the debt capital market experienced periods of extreme volatility during the quarter. Additionally, lower industry loan volumes substantially increased price competition in the quarter. These challenges meaningfully reduced our profit margins, mortgage loan volume, and mortgage servicing income in the first quarter, making a quarter that already reflects seasonally low volume more difficult, and driving an operating loss from the mortgage banking segment in the quarter, despite significant restructuring and cost reductions last year.

Nevertheless, we made substantial progress toward our growth and diversification goals. In the first quarter, loans held for investment increased 6%. This growth was broad based with meaningful increases in all of our lines of business. Additionally, credit quality continued to improve in the first quarter, with the ratio of non-performing assets to total assets falling to just 16 basis points, down from the fourth quarter's level of 23 basis points, representing our lowest absolute at relative levels of problem assets since 2006.

Our early warning credit indicators continue to reflect strong fundamentals in all of our markets, which is not surprising, given we do business in some of the strongest markets in the United States today. Job creation, unemployment, commercial and residential development activity and absorption, vacancies, cap rates, and all other leading indicators of economic activity reflect strong growing economies in our primary markets. Recently, we have observed slowing multifamily rental rate increases and slower new project absorption in the Seattle area. We believe these observations generally relate to the significant levels of new construction and that these projects will be absorbed in the normal course.

HomeStreet's deposit growth was also stronger in the quarter, increasing also by 6%. Business deposits increased by 4.3%, deposits in our acquired branches increased by 4%, and deposits in our de novo branches, those opened within the past five years, increased 9% in the quarter. To support our growth during the first quarter, we opened three de novo retail deposit branches in Puget Sound; in the Lake City area of Seattle, in Millcreek, a northern suburb of Seattle and in Gig Harbor, which is near Tacoma.

Commercial real estate loan sales decreased during the quarter, reflecting the seasonality of this business as well as a large number of commercial real estate loan originations closing late in the quarter. We expect commercial real estate loan sales to increase in the latter half of year. The commercial and consumer banking segment finished the quarter with an efficiency ratio of 73%. Consistent with prior years, we expect the efficiency ratio in this segment to improve as the year progresses, averaging under 70% for the year with the second half of the year lower than 65%.

Our mortgage banking segment has been an important part of HomeStreet's success, and we expect mortgage banking will continue to be a contributor to our success going forward as we work through this challenging part of the mortgage cycle.

In response to these ongoing challenges in our mortgage banking segment and our reduced expectations for growth, we took additional steps in April to improve our cost structure and efficiency. These actions included reducing headcount and non-personnel-related expenses in the commercial and consumer and the mortgage banking business units as well as corporate support functions. These reductions were tailored to reduce costs meaningfully while maintaining safe and sound risk management and the ability to meet our goals. The reduction included 86 full-time equivalent employees, which together with the non-personnel-related cost cuts will result in an annualized reduction of our planned pre non-interest expense of $12.4 million. We appreciate the service of those employees affected by these efforts and believe that the actions we've taken will be sufficient to address our current challenges. We are, however, continuing to work on additional ways to improve our cost structure and efficiency.

And now I'll turn it over to Mark who will share the details of our financial results.

Mark Ruh
Thank you, Mark. Good morning everyone and thank you again for joining us. I'll first talk about our consolidated results and then provide detail on our two operating segments. Regarding our consolidated results, net income for the first quarter was $5.9 million or $0.22 per diluted share compared to $34.9 million, or $1.29 per diluted share for the fourth quarter of '17. Included in net income for the fourth quarter of '17 was a $23.3 million tax benefit resulting from the lowering of the corporate tax rate to 21% with the signing of the Tax Cuts and Jobs Act. Included in net income for the first quarter was $230,000 of recoveries related to our 2017 restructuring plan and $39,000 of acquisition-related recoveries, both net of tax.

Excluding the impact of tax reform, restructuring charges, and acquisition-related expenses core net income for the first quarter was $5.6 million or $0.21 per diluted share compared to core net income of $11.5 million, or $0.42 per diluted share for the fourth quarter of '17. The decrease in core net income from the prior quarter was primarily due to lower noninterest income, largely from lower net gain on loan retention sale activities in both our mortgage banking segment and our commercial and consumer banking segment and lower mortgage servicing income, but somewhat offset by lower noninterest expenses.

Net interest income decreased by $2.6 million to $48.5 million in the first quarter from $51.1 million in the fourth quarter of '17. This decrease in net interest income is primarily due to the lower balances of loans held for sale and the higher cost of funds.

Our first quarter net interest margin of 3.25% decreased eight basis points from 3.33% in the fourth quarter of '17. This decrease in net interest margin is primarily due to an increase in the cost of interest-bearing liabilities, specifically the cost of Federal Home Loan Bank advances, which increased ahead of the Fed funds rate increased by the Federal Reserve in March of this year. Noninterest expense, excluding the impact of restructuring and acquisition-related expenses, decreased to $101.1 million in the first quarter from $107 million in the fourth quarter of '17. This decrease in noninterest expense was primarily from lower commission costs on lower closed single-family mortgage loan volume and lower general and administrative expenses.

Our effective tax rate was 24.5% in the first quarter and differs from our expected 21% to 22% tax rate range, primarily due to the impact of a discrete item related to a prior-period state tax net operating losses.

I'll now discuss some key points regarding our commercial and consumer banking segment results. Commercial and consumer banking segment core net income was $10.2 million in the first quarter compared to core net income of $13.6 million in the fourth quarter of '17. Net interest income decreased $429,000 from the fourth quarter of '17 to $45.4 million primarily due to our cost of funds increasing at a greater rate net our asset yields. The flatness of the yield curve is impacting our net interest income, despite our strong loan growth.

The portfolio loans held for investment increased 6% to $4.8 million in the first quarter. Net loan growth was $250.9 million during the first quarter compared to $190.8 million in the fourth quarter of ‘17. Segment noninterest income decreased quarter-to-quarter to $7.1 million from $12.7 million. This decrease was primarily due to lower net gain loan sales, generally the result of seasonally lower commercial real estate lower originations sales activities. Segment core noninterest expense was $38.3 million, a decrease of $323,000 from the fourth quarter of ‘17. This decrease was primarily due to a variety of general and administrative expense cost reductions, including marketing, employee hiring, and loan processing expenses.

Non-performing assets declined to $11.2 million or 16 basis points of assets at March 31st, compared to non-performing assets of $15.7 million, or 23 basis points of assets at December 31st. This decrease was primarily the result of a $4.2 million reduction in non-accrual loans related to the improved performance of loans to one single-family residential investor.

We recorded a $750,000 provision for credit losses in the first quarter compared to no provision in the fourth quarter. This increase in provision expense was primarily due to net portfolio growth, somewhat offset by $580,000 of net recoveries during the first quarter. Deposit balances were $5 billion at March 31st, an increase of $288 million from December 31st, driven primarily by over a 4% increase in both business and retail deposit accounts. Deposits in our de novo branches, or those opened within the past five years, increased 9% during the quarter.

I'll now share some key points from our mortgage banking segment results. The mortgage banking segment core net loss in the first quarter was $4.6 million compared to core net loss of $2.1 million in the fourth quarter. This decrease in core earnings was due to lower gain on loan origination sale activities and lower loan servicing income, partially offset by lower commissions and related origination costs. Our decreased loan origination sale activity revenue was primarily due to intense competitive pressures on deposit margins. Our gain on mortgage loan origination sales composite margin decrease 25 basis points to 304 basis points in the first quarter from 329 basis points in the fourth quarter. The decline in composite profit margin was primarily due to competitive pressures but was also impacted by changes in the mix of purchase versus refinanced mortgages, government versus agency mortgages, and the proportion of loans sourced through our affiliate, WMS.

The volume of interest rate lock and forward sale commitments at $1.6 billion was higher than closed loans designated for sale by 8% this quarter. Note that single-family interest rate lock being greater than closings in a given quarter positively affects mortgage banking segment earnings, as the majority of mortgage revenue is recognized at interest rate lock while the majority of retention costs including commissions are recognize upon closing.

Single-family mortgage servicing income was $6.7 million in the first quarter, a decrease from $8.4 million in the fourth quarter. This decrease was primarily due to lower risk management results partially offset by higher servicing fees. The flattening yield curve and increase in negative convexity in our mortgage servicing portfolio has substantially reduced risk management results.

Mortgage banking segment core noninterest expense of $62.8 million decreased $5.6 million from the fourth quarter of ’17, primarily due to the reduction in closed loan volume. The restructuring steps we took in fall of 2017 and the implementation of our new loan origination system has resulted in lower direct origination expenses and more efficient processes, particularly compliance with the requirements of TILA-RESPA Integrated Disclosure Regulations. Our portfolio of single-family loan serviced for others increased to $23.2 billion unpaid principle balances at March 31st compared to $22.6 billion at December 31st. The value of our mortgage servicing rights relative to the balances of loans services for others was 127 basis points at quarter end, an increase of 13 basis points compared to the prior quarter end.

I will now turn it back over Mark Mason to provide some additional insights on HomeStreet's outlook for our future.

Mark Mason
Thank you, Mark. Looking forward to the next two quarters in our mortgage banking segment, we currently anticipate single-family mortgage lock and forward sale commitment volume of $1.8 billion and $1.9 billion in the second and third quarters of this year, respectively. We anticipate mortgage held for sale closing volumes of $1.9 billion for both the second and third quarters.

For the full year of 2018, we now anticipate single-family mortgage loan lock and forward sale commitments to total $6.7 billion and loan closing volume to total $6.9 billion. Additionally, we expect our mortgage composite profit margin to decline to a range of between 305 and 315 basis points during 2018. The decrease in our composite profit margin guidance reflects lower government and purchase mortgage originations as well as the current competitive environment.

All of these issues have the potential to change positively in the near term. For example, as recently as January of this year, our composite profit margin was substantially higher than the average for the quarter. These mortgage loan volume and composite margin guidance estimates assume the continuance of current challenges of low new and resale home inventory and competitive pressure on profit margins. We do expect the seasonal increase in volume during the mid-year home-buying season, but at lower levels than previously anticipated.

In our commercial and consumer banking segment, we anticipate higher levels of commercial real estate loan sales during the remainder of the year, which will impact our average quarterly net loan growth. We continue to expect our 2018 quarterly loan portfolio growth to average between 2% and 4% for the remainder of the year. Reflecting the continued flattening of the yield curve and asset changes in market rates and loan prepayment speeds, we expect our consolidated net interest margin to increase in the second quarter to a range of 3.25% to 3.35% and continue up to a range of 3.35% to 3.45% by the fourth quarter. During the second quarter, we expect our total noninterest expense to increase, given the seasonally higher closed mortgage loan expectations. However, noninterest expenses in our commercial and consumer banking segment are expected to increase between 2% and 3% over the remainder of this year.

Notwithstanding the increase in noninterest expense in the commercial and consumer banking segment, we expect segment revenues to grow at more than twice the rate of this expense growth. For the remainder of 2018, we expect total noninterest expenses to grow between 1% and 2%. The growth rate of our total noninterest expenses will vary somewhat quarter-over-quarter, driven by seasonality and cyclicality in our closed mortgage loan volume.

This concludes our prepared comments. Thank you for your attention today. Mark and I would be happy to answer any questions you have at this time.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question please press star (*), then two (2). At this time we will pause momentarily to assemble our roster.

The first question today comes from Jeff Rulis with D.A. Davidson. Please go ahead.

Jeff Rulis
Thanks. Good morning. Just a couple on the headcount reduction, are those 86 employees, have they been let go as of today, I mean, is that a Q2 event?

Mark Mason
All of those reductions are in April, yes.

Jeff Rulis
Okay, and so the mortgage quarter-end employee count of 1307 does not reflect, those additional 37 have been subsequent to quarter end, is that correct?

Mark Mason
That's correct.

Jeff Rulis
Okay. And I guess, within the expense save, is there any, I guess, severance offset to that? And I guess, you know, if there were any portion of layoffs that were sort of self-selecting in that process?

Mark Mason
We have had attrition in both of our business segments that reduced the need for the reduction in force. And that's more true in the mortgage segment. Unfortunately, that also includes some significant loan originators due to competitive recruiting pressure. Though, the numbers that we cite in the expense reduction details are all affirmative reductions in headcount.

Jeff Rulis
Okay. And, but maybe I wasn’t real clear. Is there any severance offset, is there an increase in expense or is that 12.4 a net number?

Mark Mason
The $12.4 million is…

Mark Ruh
Is in our run rate. There is going to be a severance expense in the second quarter, it’s going to be quite small, it's only about $400,000.

Jeff Rulis
What was that number?

Mark Ruh
About $400,000. It will be a small number.

Jeff Rulis
Okay. Got it. And I would anticipate the annualized number, I guess, to hit the run rate in--granted, we got your guidance on the seasonal increase in expenses. But that would take effect in 2Q?

Mark Mason
That's right, with respect to mortgage origination commissions, primarily.

Jeff Rulis
Okay. And then maybe last one on the expense frontier. Is that all comp line then, I mean, can we back into the per employee, I guess, comp line? Or is there other cost saves outside of the compensation line that is associated with that 12.4?

Mark Ruh
Yes good question, Jeff. That is actually, the $12.4 million annualized breakdown is $9.1 million of that is salaries related, you know, employment costs, and then other expenses are $3.3 million.

Jeff Rulis
And the other would just be support or facilities of?

Mark Ruh
It's a potpourri of all sorts of different things, various operating expenses. It's going to be consultants, temps, you know, other odds and ends that all add up to that $3.3 million. We’d gladly give you a detailed breakdown further if you want to contact us later, but I don’t have the specific detail right here.

Jeff Rulis
That's a high level enough, I appreciate it. Then maybe last question for Mark Ruh. The tax rate then--so the one quarter - was that a one quarter thing or is the new guidance on tax rate going forward at 24.5% or are we back down to that 21% to 22%?

Mark Ruh
We're looking like we'd be in that range, that was a one-time event.

Mark Mason
Of 21 to 22.

Mark Ruh
21 to 22%, which is what we typically guide to, yes. So that, again, that was a one-time event that bumped us up to 24.

Jeff Rulis
Okay, and I'll step back. Thanks.

Operator
The next question comes from Tim O'Brien with Sandler O'Neill. Please go ahead.

Tim O'Brien
Good morning.

Mark Mason
Good morning, Tim.

Tim O'Brien
Good morning Mark and Mark. Question for Mark Ruh. Mark, can you give a little bit of color on there was a mix change on the liability front. I know that the cost of interest-bearing liability is up 10 basis points, but there were some neutralization by non-costing liabilities, at least my take from the rate and yield table. Can you talk a little bit about that and what the outlook there specifically is on the funding side going forward for, I don't know, pricing pressure in the marketplace and what that might mean for your cost of funds?

Mark Ruh
Well, again I have to take a look at the yield statement, I think you’re on page 8 of our release here. Again, you can see the deposit-bearing liabilities increased 10 basis points. As you can see, we continue to have pretty significant pressure from Federal Home Loan Bank. They jumped from last quarter to this quarter 138 basis points to 170 basis points. So we're working to deemphasize the use of the Federal Home Loan Bank. We subbed in basically using repos in this current quarter and in the quarter around $25 million balance in repos. I mean, outlook again, I guess my guess is good as anybody's on how fast the yield curve is going to steep and how fast rates are going to increase. But again, I think we're positive in that again still we see a relatively low beta compared to peers in our deposit rates. So we have a pretty good handle on that, again you can see that really been kind of getting us, as we called out, this has been Federal Home Loan Bank advances.

Tim O'Brien
And then the cost savings through year-end, the $12.4 million, that's very helpful information. Is that pretty much, are we at a point here where strategic changes and adjustments that are, have been determined to be made by the Board and management, is that what we're going to run with or is there something more that you guys have planning or in the works here that could continue to effect the mortgage unit here going forward? Are we in a state of dynamic change here or are we--have we reached a static point where the changes that have been made should get you through the end of the year the way that, in the best way possible for shareholders?

Mark Mason
I don't think that we believe we are finished with opportunities to improve the cost structure of the mortgage unit. We’ve taken actions we believe we can take immediately and maintain the risk management and origination capacity necessary for the current environment. We continue to review opportunities to downsize real estate of certain offices, potentially consolidate others, and so I’d say that it's a dynamic environment.

Tim O'Brien
That makes sense. It sounds like you'll be opportunistic. And then the last question is, can you remind me and I know I can get it out of the table, but the net production number for the quarter for held for investment loans, it was in the $200 million range, I know I’ve got it in my notes, I just don't spot it.

Mark Mason
The additions for the quarter should be in the table, so...

Tim O'Brien
Yes, sorry about you guys gave that and it's here, I was going to use that as the basis for a question, I guess my question is this. Of that, how much was originated by HomeStreet bankers in-house and were there any purchases to that, because there’s a line item in, I guess the production table that suggested that some of that could have been purchased?

Mark Mason
Yes, it's, unfortunately it's kind of varied, right? If you look at the earnings release on page 13, there is a roll forward of the portfolio, and there was a line item that includes both purchases and advances.

Tim O'Brien
Yes, that was it, that's what I spotted.

Mark Mason
The lion's share of that is advances on existing commitments. That also embodies purchases, as an example, from our affiliate Windermere Mortgage Services. The portfolio of loans that they originate for us appear as purchases. I don't have that number in front of us, but it's been running about $50 million a quarter roughly.

Tim O'Brien
Great color. So maybe just, maybe you could break those out going forward at some point so we see the purchase versus the advances and, I don’t know, it might be useful to folks. Just a suggestion, Mark and Mark, but thanks for answering my questions.

Mark Mason
Thanks Tim.

Operator
The next question comes from Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey
Thank you. Good morning gentlemen.

Mark Mason
Hi Tim.

Tim Coffey
To help me get an idea on expenses associated with the mortgage business, can you give me an idea of what the typical expense base is on managing the MSR portfolio?

Mark Mason
So, first a question on the definition of managing the portfolio, right? We have treasury activities, the hedge activities, and then we have servicing, right? Which is, as you would expect, processing payments, processing defaults, foreclosures, and the like. Are you referring to the entirety of that activity or simply the treasury activity?

Tim Coffey
The entirety of the activity, because I’m assuming it’s one of, it’s one of the less volatile of the expenses in the mortgage banking, considering the origination activity.

Mark Mason
That's true. We have not broken out those numbers separately in public filings, and so we're not in a position to do that at this point. I would tell you that the servicing, the cost per loan to service is among most efficient in the United States, and that’s not because we have such a large portfolio, we have about $23 billion under servicing today by UPB, but it's because of the very high credit quality, right, we have very low delinquencies, very low defaults. It is on a cost-per-loan basis, I think it's running $11. I'm sorry, I’m asking our treasurers sitting here.

Mark Ruh
I think it's a, depending on which kind of product, but it’s about $100 per year per loan.

Mark Mason
Right. And we're servicing in terms of total loans…?

Mark Ruh
106,000.

Mark Mason

Mark Mason
106,000 loans, something like that. Does that help?

Tim Coffey
It does, did you say a $100 per loan?

Mark Mason
Yes.

Mark Ruh
Or $100 per month, $100 roughly, no, my apologies, it’s per year.

Mark Mason
Now that's the servicing portion of the cost, which gets an allocation of treasury and hedging and so on.

Tim Coffey
Okay, great. And then do you have any--what the gain on sale margin was for the commercial real estate loans sold in the quarter and kind of any kind of color on whether, how those margins moved in the recent quarter?

Mark Ruh
We sure do.

Mark Mason
We didn't, ah…

Mark Ruh
We didn’t have a lot of sales in the quarter.

Mark Mason
They would only be US sales, correct? And SBA, so we didn't have non-DUS commercial real estate loan sales in the quarter. There were SBA sales and then Fannie Mae DUS sales.

Tim Coffey
Okay. I thought I heard in the comments that--the prepared comments that you might be looking sell more of these CRE DUS loans in the coming quarters so I'm trying to get a handle on what the delta might be in terms of what lands in noninterest income?

Mark Mason
Sure. If you look at the last half of last year, the run rate on non-Fannie Mae DUS commercial real estate loan sales was meaningfully higher, right, but that's seasonally true each year, right? It seems each year that at the beginning of the year, demand for the product is substantially lower. We believe that has generally to do with people working their own origination activity in the early part of the year and beginning to supplement in the later part of the year, and so loan volume, and accordingly loan pricing, improves. Our average gain on those sales, non-DUS commercial real estate loan sales was in the range of 2% to 2.5% roughly, if that helps?

Tim Coffey
Yes, it does. Thank you very much. And then I didn't see in the press release, but do you have a number for performing TDRs?

Mark Mason
We used to have all that TDR information and then no one cared about it. I think they are substantially all performing and the number, let me see…

Mark Ruh
Right here. $72.7 million.

Mark Mason

Those are TDRs, so substantially all performing.

Tim Coffey
All right. Well those were my questions. Thank you very much.

Mark Mason
Thanks Tim.

Operator
The next question comes from Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi guys. Good morning.

Mark Mason
Hi Jackie.

Jackie Bohlen
Looking to focus in a little bit more on headcount, just given the moving parts on understanding where we started at March 31st and then the 86 reduction that took place in April. How are you thinking about future headcount throughout 2018 in the two segments, just understanding that it sounds like there's going to be some attrition, maybe more so in mortgage banking, and then any potential de novo aspirations that you have and just other items that you see impacting headcount through the year?

Mark Mason
We did open three new de novo retail deposit branches in the first quarter. That is our complement for the year. We are not expecting to add any additional deposit branches perhaps until the latter half of the year in the fourth quarter. And it's unclear whether those will open in the fourth quarter or in the first quarter of next year. We, so our additions to headcount over the remainder of the year, of course headcount will decrease in the second quarter as a consequence of the headcount reductions we’ve disclosed today. And we have a few open positions across the company that are likely to be filled over the ensuing two quarters. And so you'll see at least by plan a smaller number of additions, you know, somewhere in the range of 20 in the third quarter or maybe 10 in the fourth quarter on currently open positions.

Jackie Bohlen
And are most of those in the commercial bank?

Mark Mason
Yes, yes, absolutely. Or support functions.

Jackie Bohlen
Okay. And then do you anticipate attrition to be somewhat of an offset to that?

Mark Mason
Ah, yes, though attrition in critical positions will be refilled.

Jackie Bohlen
Okay. Fair enough. And then, you mentioned this briefly already, but the areas that you're looking at for other potential areas to trim some expenses, it sounds like that could be primarily in occupancy expense and other related areas?

Mark Mason
Yes. Yes. That's sort of a vague answer, that's why I'm hesitating. I think all of our expense line items are subject to continuous consideration. We are thoughtful about risk management and safety and soundness and about our ability to support our diversification efforts. So we've been careful to not create risk, unwarranted risk, or disable our ability to be successful. But all those decisions of course are subject to review. And so, you know, it's work in process.

Jackie Bohlen
Okay. Understood. And then just lastly, if you could provide an update on how you're thinking about capital planning and management?

Mark Mason
Well, we have reduced our expectations for growth, last quarter. And despite more significant growth in the first quarter than we expected, we are still expecting lower quarterly growth going forward. And this lower growth has reduced capital needs. Of course, lower earnings don't help that equation, but at this juncture, we are not anticipating a need for capital this year. And beyond that, it's sort of a dynamic question, based upon our success or lack thereof.

Jackie Bohlen
Okay. Thanks, Mark. I'll step back now.

Mark Mason
Thank you.

Operator
Again, if you have a question please press star (*), then one (1).

The next question comes from Steve Moss with B. Riley FBR. Please go ahead.

Zach Weiss
Hi Mark and Mark. This is Zach Weiss filling for Steve today. Just a quick question on the portfolio. How has the duration changed since the fourth quarter? And then, any update on the variable versus fixed mix would be helpful. Thank you.

Mark Mason
Sure. No material changes in the fixed versus variable composition of the portfolio. About a third of our portfolio roughly continues to be truly fixed. The remainder has varying levels of term, structure, and duration, and it fluctuates. In terms of duration, since the end of last year, asset duration has extended a little, right, from total asset generation say 2.2 years to around 2.3, right, so not really materially, though as rates rise that creates some asset extension.

Zach Weiss
Got it. Thank you.

Operator
The next question comes from Henry Coffey with Wedbush. Please go ahead.

Henry Coffey
Yes, good afternoon everyone and thank you for taking my question. Two areas of focus. First, just in general, is it all defense, or are there parts of the business that you would describe as more, you know, where there's more offense going on in terms of growth in loan production and the like, and then a second question.

Mark Mason
I think you can clearly define that by segment today. If you look at the results in the commercial and consumer banking segment, 6% portfolio growth, 6% deposit growth, 4%, almost 4.5% business deposit growth, those are clearly offensive numbers that relate to the investments we've made over the years in growing our business. On the mortgage side, this is clearly a tough market with a confluence of negative events, whether they be flattening yield curve, shrinking available home inventory, mortgage convexity in our servicing portfolio, all of those are negative events have forced us into defensive posture regarding running that business. And that should be easy to delineate.

Henry Coffey
I mean, if I had sat down with you five years ago and said here's the plan, you know, building market share, a direct retail origination ARM in one of the best markets in the country would probably be a good idea. Is there anything you can do to really preserve the value of that business and then find new paths for growth with, say, new products such as non-QM and jumbo lending, or is it really just you kind of have to live out the cycle?

Mark Mason
Well, that's the important question isn't it? You know, you can react to cyclical changes in a cyclical business by using those periods to improve the efficiency of your business, the effectiveness, the product desirability, or you can simply go to ground or get out of the business. We are trying to navigate this very tough period of time by preserving our ability to do the best part of the business and trim, whether it be offices, personnel, or products that have the poorest future outlook.

It is very challenging to have so many aspects of this business go against the industry at the same time, and we didn’t even list all of them on this call, but as an example, the aggregate level of government mortgage originations, and in particular FHA originations of the United States, has fallen dramatically as a percent of the market. That's a consequence of a lot of things but most significantly including FHA’s inability to get their insurance costs down, including the initial insurance premium. It is not as competitive as similar LTV and credit qualifying products in the general market, including with the agencies.

The secondary market for products, that is to say the spread between primary mortgage rates and secondary mortgage rates has shrunk dramatically. That's a direct correlation to competition, you know, what are originators willing to originate loans at, with a shrinking volume of loans available to be made and an overcapacity of originators and lenders. This is another thing that has to be worked out over time.

There will be more market participants leaving this business over the next period of time. We've seen some notable ones recently in the media. What we don't read about is the number of independents that are shutting their doors or reducing headcount. And so this is not a static situation. Cyclically, historically, capacity will shrink to available volume, margins will improve, and the business will reenter a new, more profitable phase. And strategically, it's our challenge to find a way that is right for us, as it relates to our longer-term strategic plan to navigate this part of the cycle, to preserve capital, to improve profitability, and to make this business the right format for HomeStreet.

It is very challenging. But it is a business that we try not to forget has provided substantial capital and earnings, even since our initial public offering, it has provided a substantial amount of capital that has allowed us to grow this bank at an average 26% rate over the last six years and allowed us to make great strides and convert a very troubled thrift to a very large full-service commercial consumer bank and it's a very tough period of time. We're doing our best to navigate it, to minimize progress we're making in commercial bank and hopefully we’re going to find the right answer here as we move through it. Thanks for the question.

Henry Coffey
No, it's understandable. The other question is sort of more technical. I was just looking at your last five quarters in terms of servicing income and in the other four, you had one part of the equation or the other resulted in a positive fair value mark. Either you had strong MSR write-ups with limited hedging losses or you had small MSR write-downs with positive hedging gains. And then in this quarter you had a substantial MSR write-up, which is sort of what, just based on the numbers we would have expected, but a greater than that hedging loss. Is that a limited dynamic or was that a change in how you positioned around hedging or, you know, because the other four quarters worked, and then this quarter you weren’t able to bring any of that gain to the bottom line?

Mark Mason
Right, which is one of main challenges I referred to. Mortgage rate volatility produces a substantial amount more of transactions and rebalancing of our hedge. That alone has a transaction cost, right, just being in a bid-ask spread every time you have to reposition something. Additionally, as the yield curve flattens our outright earning on derivatives we use to hedge the servicing assets shrinks in an absolute sense, right? When we think of the spread between our average duration in the servicing portfolio or key rate duration of the hedge against, which is in that sort of 7- to 15-year range, we'll look at how much the spread between monthly rates and those tenors has flattened. That's pure loss of servicing income to us.

In addition to which the convexity in our servicing portfolio has risen as we have built the servicing portfolio over the last year or two, such that as rates go back and forth in is range of volatility, you’re rocking back and forth across your hedgeable amount and every time it rocks one way or the other you’re making transactions. And all of this has resulted in a less efficient or less effective hedge and a lower earning hedge, and that condition is going to exist for a little while, until one of several things changes.

One, mortgage rates rise meaningfully and we refill the servicing portfolio at higher average mortgage rates. Two, mortgage rates fall meaningfully, right? So we’re at this cuspy place of rates in the market versus rates in our portfolio that produces this type of hedging cost. What we originated and what rates we originated at have a big impact on this equation, and we find ourselves unfortunately at this place in time with hedging results that are not nearly as good for us.

I will tell you though, Henry, we still have the best hedging results of any large public servicer whose results we can track. And we measure that on a relative basis, risk management results as a percent of the UPB of loans serviced. And we are all suffering right now as a consequence of these various metrics.

Good question. It does mean, though, that this also is subject to cyclical change going forward. And it's one of the very challenging aspects of the business at this point. Sorry about the extended answer.

Henry Coffey
No, no, no. I mean that's very helpful. So just a simple question, you are servicing this in-house, right?

Mark Mason
Yes.

Mark Ruh
Yes.

Henry Coffey
Okay. Thank you very much for the answers to my questions.

Mark Mason
Thank you.

CONCLUSION

Operator
This concludes our question-and-answer session and also concludes the conference. Thank you for attending today's presentation. You may now disconnect.

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IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On April 17, 2018, the Company filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement is first being sent to the shareholders of the Company on or about April 17, 2018 and is accompanied by a WHITE proxy card. Shareholders may also obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.homestreet.com/proxy as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.